AMENDMENT NO. 1

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of June 13, 2008 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on May 13, 2008, the Board of Trustees of MST ratified and approved the creation of a new series of MST, the Munder Multi-Cap Growth Fund; and

WHEREAS, MCM desires to pay certain expense of the Munder Multi-Cap Growth Fund and/or waive fees payable under the Service Agreements (as defined in the Agreement) through October 31, 2009 in order to reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the Munder Multi-Cap Growth Fund; and

WHEREAS, on May 13, 2008, the Board of Trustees of MST approved the merger of the Munder Intermediate Bond Fund with and into the Munder Bond Fund; and

WHEREAS, MCM desires to pay certain expense of the surviving Munder Bond Fund and/or waive fees payable under the Service Agreements (as defined in the Agreement) through October 31, 2009 in order to reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the surviving Munder Bond Fund, effective upon completion of the merger.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, MST and MCM agree to amend the Agreement as follows:

1.	MCM hereby agrees to pay Fund expenses and/or waive Service Agreement fees through October 31, 2009 in amounts sufficient to maintain the Expense Limit (as defined in the Agreement) specified for each class of shares of the Munder Multi-Cap Growth Fund and for each class of shares of the Munder Bond Fund.

2.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective as of the close of business on June 13, 2008.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Administrative Officer

Dated: June 13, 2008

SCHEDULE A

Expense Limits

Expense payments and Service Agreement fee waivers by MCM under this Agreement shall be made in the amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity

Class A	1.61%
Class C	2.36%
Class K	1.61%
Class R	1.86%
Class Y	1.36%
Class I	1.10%

International Small-Mid Cap Fund

Class A	1.71%
Class C	2.46%
Class K	1.71%
Class R	1.96%
Class Y	1.46%
Class I	1.20%

Mid-Cap Value Fund

Class A	1.45%
Class C	2.20%
Class K	1.45%
Class R	1.70%
Class Y	1.20%

Bond Fund

Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Multi-Cap Growth Fund

Class A	1.71%
Class C	2.46%
Class K	1.71%
Class R	1.96%
Class Y	1.46%
Class I	1.20%

Small-Mid Cap Fund

Class A	1.45%
Class B	2.20%
Class C	2.20%
Class K	1.45%
Class R	1.70%
Class Y	1.20%

Small-Mid Cap 130/30 Fund

Class A	1.96%
Class C	2.71%
Class K	1.96%
Class R	2.21%
Class Y	1.71%
Class I	1.45%